UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 17, 2026

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	000-19599	57-0425114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 S. Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 298-9800

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	WRLD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02(b) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2026, World Acceptance Corporation (the “Company”) reported that J. Tobin Turner, 51, has been appointed Executive Vice President and Chief Operating Officer of the Company, effective February 13, 2026.

Mr. Turner, age 51, has served as the Company’s Senior Vice President of Marketing and Analytics since 2023. Prior to joining the Company, he served as an Associate Professor of Economics and Business Administration at Presbyterian College from 2010-2023 including serving as Department Chair. He has also founded and managed a series of multi-location-based service businesses for over 10 years. Mr. Turner has a Ph.D. in Operations and Supply Chain Management and a Master of Business Administration.

Mr. Turner’s initial base salary will be $450,000, and he will be eligible to participate in the Company’s Stock Incentive Plan. Mr. Turner will also be eligible to participate in other Company benefit programs on a basis commensurate with his position. The Company also entered into an employment agreement with Mr. Turner which provides, among other things, that if his employment is terminated other than for “cause” or as a result of his resignation for “good reason” (as such terms are defined in the employment agreement), then he will receive (i) severance payments in an amount equal to $450,000, payable over twenty-four (24) months in substantially equal installments following the date of such termination in accordance with the Company’s normal payroll policies (or in a lump sum if such termination occurs within two years following a change in control of the Company), (ii) full acceleration of his outstanding time-vested stock awards, (iii) a pro-rata portion of his performance-based stock awards that are scheduled to vest within 180 days after the date of termination and for which the Compensation and Stock Option Committee certifies that the applicable performance metrics were achieved within such 180-day period, and (iv) a lump sum payment equal to the total premiums he would be expected to pay for eighteen (18) months of COBRA coverage. The employment agreement also restricts Mr. Turner from engaging in certain acts of competition with the Company and from soliciting the Company’s employees or inducing them to leave their employment with the Company during the term of the employment agreement and for a period of two years after the termination of his employment. He has also agreed to customary confidentiality and non-disparagement obligations.

In connection with his appointment, the Compensation and Stock Option Committee (the “Committee”) approved a grant to Mr. Turner of (i) 6000 shares of service-based restricted stock (“Time-Based RSA”), which will vest in equal quarterly installments over a 3-year period, and (ii) 2500 shares of performance-based restricted stock (“Performance-Based RSA”), which will vest, if at all, based on the achievement of a trailing earnings per share performance target over a performance period beginning on June 1, 2025 and ending on March 31, 2027 (the “Performance Share Measurement Period”), following certification by the Committee of achievement and subject to Mr. Turner’s continued employment at the Company through the last day of the Performance Share Measurement Period or as otherwise provided under the terms of his award agreement or employment agreement.

There are no arrangements or understandings between Mr. Turner and any other person pursuant to which Mr. Turner was appointed to serve as acting Chief Operating Officer of the Company. There are no family relationships between Mr. Turner and any of the Company’s directors or executive officers.

Mr. Turner has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Turner’s employment agreement, Time-Based RSA and Performance-Based RSA is qualified in its entirety by reference to the full texts of the employment agreement and form of Time-Based RSA and Performance-Based RSA agreement, which are included as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 – Regulation FD Disclosure.

On February 17, 2026, the Company issued a press release, announcing Mr. Turner’s promotion. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including in Exhibit 99.1 attached hereto, is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent such other filing specifically incorporates such information by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement Dated February 17, 2026, between the Company and J. Tobin Turner
10.2	Form of Restricted Stock Award Agreement (Service- Based) under the 2017 Stock Incentive Plan
10.3	Form of Restricted Stock Award Agreement (Performance- Based) under the 2017 Stock Incentive Plan
99.1	Press release issued February 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ACCEPTANCE CORPORATION
(Registrant)
February 17, 2026
	By:	/s/ John Calmes, Jr.
John Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasure